Exhibit 5.1

Brian F. Leaf

(703) 456-8053

bleaf@cooley.com

May 10, 2018

Clearside Biomedical, Inc.

900 North Point Parkway, Suite 200

Alpharetta, Georgia 30005

We have represented Clearside Biomedical, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 1,014,186 shares (the “EIP Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Company’s 2016 Equity Incentive Plan (the “EIP”) and (ii) 253,546 shares (together with the EIP Shares, the “Shares”) of Common Stock pursuant to the Company’s 2016 Employee Stock Purchase Plan (together with the EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brian F. Leaf
Brian F. Leaf

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